Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations
(312) 592-5384 mark.steinkrauss@teldta.com

Julie D. Mathews, Manager, Investor Relations
(312) 592-5341 julie.mathews@teldta.com

FOR RELEASE:  IMMEDIATE

TDS AND U.S. CELLULAR DELAYED IN FILING 2006 FORM 10-K

CHICAGO — March 1, 2007 — Telephone and Data Systems, Inc. [AMEX:TDS, TDS.S] and United States Cellular Corporation [AMEX:USM] today announced that they will be delayed in filing their respective Annual Report on Forms 10-K for the year ended Dec. 31, 2006.

Later today, TDS and U.S. Cellular will each file a Form 12b-25 with the Securities and Exchange Commission related to their Forms 10-K for the year ended Dec. 31, 2006.  The Forms 10-K for the year ended Dec. 31, 2006 are due on March 1, 2007.  By filing the Forms 12b-25, TDS and U.S. Cellular will extend the filing deadline for the Forms 10-K to March 16, 2007.  However, the companies do not expect the Forms 10-K to be completed by the extended deadline of March 16, 2007.  Accordingly, TDS and U.S. Cellular’s Forms 10-K for the year ended Dec. 31, 2006 will not be filed on a timely basis.  TDS and U.S. Cellular expect to file the Forms 10-K as promptly as possible.

The time spent on the restatement of prior period financial statements caused the companies to be late in the filings of their Forms 10-Q for the quarter ended Sept. 30, 2006.  The restatement, which was announced on Nov. 6, 2006, was to correct the accounting for prepaid forward contracts and for out-of-period adjustments and errors.  Both companies completed their restatements and filed their Forms 10-Q for the quarter ended Sept. 30, 2006 on Feb. 23, 2007.

TDS and U.S. Cellular have notified the American Stock Exchange of the delay in filing their Forms 10-K for the year ended Dec. 31, 2006.  Both companies expect to receive AMEX and NYSE notices of failure to satisfy listing requirements as a result of their late filings.  TDS and U.S. Cellular expect to restore compliance with such listings when they file their Forms 10-K for the year ended Dec. 31, 2006.

As disclosed on Feb. 12, 2007, both companies have received from their lenders under credit agreements and from counterparties under certain forward contracts extended waivers to file their Forms 10-K by April 24, 2007.

About TDS

TDS is a diversified telecommunications corporation founded in 1969.  Through its business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless, local telephone and broadband services.  As of Dec. 31, 2006, the company employed 11,800 people and served 7 million customers/units in 36 states.

About U.S. Cellular

As of Dec. 31, 2006, U.S. Cellular, the nation’s sixth-largest wireless service carrier, employed 8,100 people and provided wireless service to 5.8 million customers in 26 states.  The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company’s plans, beliefs, estimates and expectations. These statements are based on current estimates, projections and assumptions, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: The ability of U.S. Cellular to successfully manage and grow the operations of the Chicago MTA and newly launched markets; changes in the overall economy; changes in competition in the markets in which U.S. Cellular and TDS Telecom operate; changes due to industry consolidation; advances in telecommunications technology, including Voice over Internet Protocol; changes to access and pricing of unbundled network elements; changes in the state and federal telecommunications regulatory environment; changes in the value of assets; changes in the value of investments, including variable prepaid forward contracts; an adverse change in the ratings afforded TDS and U.S. Cellular debt securities by accredited ratings organizations; uncertainty of access to the capital markets; risks and uncertainties relating to restatements and possible future restatements; pending and future litigation; acquisitions/ divestitures of properties and/or licenses; and changes in customer growth rates, average monthly revenue per unit, churn rates, roaming rates and the mix of products and services offered in U.S. Cellular and TDS Telecom markets.  Investors are encouraged to consider these and other risks and uncertainties that are discussed in the Form 8-K used by TDS to furnish this press release to the SEC, which are incorporated by reference herein.

For more information about TDS or its business units, visit:

TDS: www.teldta.com	TDS Telecom: www.tdstelecom.com
USM: www.uscellular.com

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